As filed with the Securities and Exchange Commission on January 22, 2026

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

NOMURA HORUDINGUSU KABUSHIKI KAISHA

(Exact Name of Registrant as Specified in Its Charter)

NOMURA HOLDINGS, INC.

(Translation of Registrant’s name into English)

Japan	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

13-1, Nihonbashi 1-chome

Chuo-ku, Tokyo, 103-8645

Japan

(81-3-5255-1000)

(Address of Principal Executive Offices)

Restricted Stock Units of Nomura Holdings, Inc. for the employees in relation to Macquarie Acquisition

(Full Title of the Plan)

Nomura Holding America Inc.

Worldwide Plaza, 309 West 49th Street

New York, New York 10019-7316

(Name and Address of Agent for Service)

(212-667-9000)

(Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, or sections of documents, as applicable, filed by Nomura Holdings, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part hereof:

(1) The Registrant’s annual report on Form 20-F for the fiscal year ended March  31, 2025 filed by the Registrant with the Commission on June 23, 2025;

(2) The Registrant’s current report on Form 6-K dated December 12, 2025 containing its Interim Operating and Financial Review for the period ended September 30, 2025; and

(3) All other reports filed by the Registrant with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since March 31, 2025 (subject to the second following paragraph).

In addition, all reports filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article 330 and Article 402, Paragraph 3 of the Companies Act of Japan (the “Companies Act”) make the provisions of Section 10, Chapter 2, Part III of the Civil Code of Japan (the “Civil Code”) applicable to the relationship between the Registrant and its directors and executive officers, respectively. Section 10 of the Civil Code, among other things, provides in effect that:

(1) Any director or executive officer of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him or her;

(2) If a director or an executive officer of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him or her, he or she may demand reimbursement therefor and interest thereon after the date of payment from such company;

(3) If a director or an executive officer has assumed an obligation necessary for the management of the affairs of a company entrusted to him or her, he or she may require such company to perform it in his or her place or, if it is not due, to furnish adequate security; and

(4) If a director or an executive officer, without any fault on his or her part, sustains damage through the management of the affairs of a company entrusted to him or her, he or she may demand compensation therefor from such company.

In accordance with Article 427, Paragraph 1 of the Companies Act and the Registrant’s Articles of Incorporation, the Registrant has entered into agreements with each of its directors who does not serve as an executive director (other than the chairman of the board of directors) that limits such director’s liabilities to the Registrant for damages suffered by the Registrant if such director acted in good faith and without gross negligence. Liability under each such agreement is limited to either ¥20 million or the amounts prescribed by applicable laws and regulations, whichever is greater. Such limitation is generally enforceable as between the Registrant and such directors under Japanese law. Such agreements may not be available for certain violations of U.S. federal securities law and may be determined by courts of the United States to be unenforceable in such circumstances.

Further, pursuant to Article 426, Paragraph 1 of the Companies Act and our Articles of Incorporation, the Registrant may, by a resolution adopted by the Registrant’s board of directors, release the liabilities of any directors or executive officers to the Registrant for damages suffered by the Registrant due to acts of such directors or executive officers taken in good faith and without gross negligence, to the extent permitted by the Companies Act and the Registrant’s Articles of Incorporation.

The Registrant has in place a directors and officers liability insurance policy, which indemnifies its directors and officers against liability arising from certain acts performed or omission thereof in their respective capacities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.*

4.1	Articles of Incorporation of the Registrant (English translation) (filed on June 24, 2022 as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2022 (No. 001-15270) and incorporated herein by reference)

4.2	Share Handling Regulations of the Registrant (English translation) (filed on June 28, 2023 as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2023 (No. 001-15270) and incorporated herein by reference)

15	Acknowledgement Letter of Ernst & Young ShinNihon LLC

23	Consent of Ernst & Young ShinNihon LLC

24.1	Power of Attorney (included in the signature page)

107	Calculation of Filing Fee Tables

*	Exhibits required by Items 601(b)(5) and 601(b)(99) of Regulation S-K have been omitted because they are not applicable.

Item 9.	Undertakings.

(1)	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

In a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX*

Number	Description

4.1	Articles of Incorporation of the Registrant (English translation) (filed on June 24, 2022 as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2022 (No. 001 —15270) and incorporated herein by reference)

4.2	Share Handling Regulations of the Registrant (English translation) (filed on June 28, 2023 as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2023 (No. 001 —15270) and incorporated herein by reference)

15	Acknowledgement Letter of Ernst & Young ShinNihon LLC

23	Consent of Ernst & Young ShinNihon LLC

24.1	Power of Attorney (included in the signature page)

107	Calculation of Filing Fee Tables

*	Exhibits required by Items 601(b)(5) and 601(b)(99) of Regulation S-K have been omitted because they are not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tokyo, Japan as of January 22, 2026.

NOMURA HOLDINGS, INC.

By:	/s/ KENTARO OKUDA
Name:	Kentaro Okuda
Title:	Representative Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Registrant and in the capacities indicated as of January 22, 2026.

POWER OF ATTORNEY

We, the undersigned directors and officers of the Registrant, do hereby severally constitute and appoint Yoshifumi Kishida, Senior Managing Director of the Registrant, as our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement of the Company on Form S-8, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

Signature	Title

/s/ KOJI NAGAI Koji Nagai	Director Chairman of the Board of Directors

/s/ KENTARO OKUDA Kentaro Okuda	Director Representative Executive Officer (Principal Executive Officer)

/s/ YUTAKA NAKAJIMA Yutaka Nakajima	Director Representative Executive Officer

/s/ SHOJI OGAWA Shoji Ogawa	Director

/s/ VICTOR CHU Victor Chu	Director

/s/ J. CHRISTOPHER GIANCARLO J. Christopher Giancarlo	Director

/s/ PATRICIA MOSSER Patricia Mosser	Director

/s/ TAKAHISA TAKAHARA Takahisa Takahara	Director

/s/ MIYUKI ISHIGURO Miyuki Ishiguro	Director

/s/ MASAHIRO ISHIZUKA Masahiro Ishizuka	Director

/s/ TAKU OSHIMA Taku Oshima	Director

/s/ NELLIE LIANG Nellie Liang	Director

/s/ HIROYUKI MORIUCHI Hiroyuki Moriuchi	Chief Financial Officer Executive Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ SATOSHI KAWAMURA Satoshi Kawamura	Senior Managing Director (Authorized Representative in the United States)